Exhibit 10.3

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT (INDICATED BY ASTERISKS) HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

SETTLEMENT AND LICENSE AGREEMENT

This SETTLEMENT AND LICENSE AGREEMENT (this “Agreement”) is hereby entered into on July 17, 2012 (the “Execution Date”) by and among Somaxon Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (“Somaxon”), ProCom One, Inc., a corporation organized and existing under the laws of the State of Texas (“ProCom”), (Somaxon and ProCom are collectively “Plaintiffs”), Par Pharmaceutical, Inc. a corporation organized and existing under the laws of the State of Delaware, and Par Pharmaceutical Companies, Inc. a corporation organized and existing under the laws of the State of Delaware (Par Pharmaceutical, Inc. and Par Pharmaceutical Companies, Inc. are collectively “Par” or “Defendants”; each Plaintiff and each Defendant is a “Party”).

RECITALS

WHEREAS, Somaxon is the holder of New Drug Application (“NDA”) No. 22-036 (the “Somaxon NDA”), which was approved by the United States Food and Drug Administration (“FDA”) for the manufacture and sale of (a) a 3 mg doxepin hydrochloride product, and (b) a 6 mg doxepin hydrochloride product, in each of cases (a)-(b), that is marketed and sold by Somaxon in the Licensed Territory (as defined below), under the trade name SILENOR® (the “Silenor Products”);

WHEREAS, the formulation and dosing of the Silenor Products are covered by certain claims of the Licensed Patents (as defined below);

WHEREAS, ProCom owns one of the Licensed Patents and Somaxon is the exclusive licensee of that Licensed Patent in the Licensed Territory;

WHEREAS, the Licensed Patents are listed in the Orange Book (as defined below) for each of the strengths of the Silenor Products approved by the FDA under the Somaxon NDA;

WHEREAS, pursuant to 21 USC § 355(j) Par filed Abbreviated New Drug Application (“ANDA”) No. 202-510 (the “Par ANDA”) with respect to a 3 mg doxepin hydrochloride product and a 6 mg doxepin hydrochloride product, and such ANDA is currently pending before the FDA;

WHEREAS, Plaintiffs initiated an action against Par in the United States District Court for the District of Delaware (the “District Court”) under 35 USC § 271(e) alleging infringement of the Licensed Patents, in a case captioned Somaxon Pharmaceuticals, Inc. and ProCom One, Inc. v. Par Pharmaceutical, Inc. et al., Civil Action No. 1:11-cv-00107-RGA/MPT (D. Del.) (the “Litigation”);

WHEREAS, Par has asserted certain affirmative defenses and counterclaims in the Litigation;

WHEREAS, the Parties have agreed to resolve their disputes relating to the Litigation through this Agreement, in order to avoid further litigation and the attendant risk, associated fees, costs and expenses thereof; and

WHEREAS, as a result of this Agreement there will be an opportunity for pro-competitive generic competition for doxepin hydrochloride products for human use, which competition otherwise may not have existed until the expiration of the Licensed Patents and any applicable period of exclusivity;

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1. DEFINITIONS

1.1 “Affiliate” means, with respect to an entity, any other entity that controls, is controlled by, or is under common control with such first entity, where “control” means (a) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

1.2 “Authorized Generic Product” means a Generic Product that is manufactured, used, sold, offered for sale or distributed pursuant to the Somaxon NDA, but that is not marketed under the Trademark.

1.3 “Business Day” means a day on which the banks in the State of Delaware are permitted to be open.

1.4 “Covenant Patents” means any patent, other than the Licensed Patents, owned by or licensed to Plaintiffs as of the Effective Date, that, but for a license, would be infringed by the use, manufacture, sale, offer for sale, or importation of the Par Generic Product in the Licensed Territory.

1.5 “Effective Date” means the date on which the Consent Judgment and Dismissal is entered by the District Court.

1.6 “Entry Date” means, on a dosage strength by dosage strength basis, the earlier of:

(a) 180 days after the date of a Final Decision which adjudges as not infringed, invalid, or unenforceable all adjudicated claims of the Licensed Patents asserted against a Third Party’s ANDA referencing the Somaxon NDA;

(b) 180 days after an Authorized Generic Product or a Licensed Third Party Generic Product is first sold in the Licensed Territory; or

(c) In the event that, (i) Somaxon has, at the date of the events described in subclause (ii) below, the ability to grant a license to Par under the Licensed Patents during the period of 180 days immediately following the first commercial sale of a Licensed Third Party Generic Product pursuant to an ANDA (and Par acknowledges and agrees that nothing herein shall restrict the ability of Somaxon to grant to any Third Party an exclusive or semi-exclusive license under the Licensed Patents where the exclusive or semi-exclusive nature of the license extends for a period of 180 days after first commercial sale by such Third Party); and (ii) under 21 U.S.C. § 355 (j)(5)(D)(iii), all first applicants who have filed ANDAs referencing the Somaxon NDA forfeit the 180-day exclusivity periods, then the Entry Date shall be the date upon which Par receives final approval from FDA of the Par ANDA; provided, however, that this clause (c) shall not apply in the event of an occurrence under 21 U.S.C. § 355 (j)(5)(D)(i)(III).

Notwithstanding the foregoing, should Somaxon provide a license under the Licensed Patents to a Third Party seeking to commercialize a Generic Product, which Third Party first served a Paragraph IV Notice Letter to Somaxon with respect to an ANDA referencing the Somaxon NDA on or after December 21, 2010, the terms of this Agreement shall be amended so that the Entry Date would be no later than the comparable date granted to such Third Party by Somaxon.

1.7 “Ex-US Manufacturing Patents” means any patents (other than the Licensed Patents) in the country in which the Named Affiliate will manufacture Par Generic Products pursuant to Section 5.1(b), in each case to the extent controlled by Somaxon as of the Entry Date and necessary for the Named Affiliate to manufacture Par Generic Products solely for import into the Licensed Territory for purposes of sale by Par pursuant to this Agreement. For purposes of this definition, “control” means the right to grant a license or sublicense without violating the rights of any other Person.

1.8 “Field” means the field of products AB rated to the Silenor Products in tablet form.

1.9 “Final Decision” means a decision of a court from which no further appeal has been or can be taken, excluding any petition for a writ of certiorari or other proceedings before the United States Supreme Court.

1.10 “Generic Product” means each of the following: (a) a 3 mg doxepin hydrochloride product, and (b) a 6 mg doxepin hydrochloride product, in each of cases (a)-(b), that is an A/B rated generic version of the corresponding Silenor Product.

1.11 “Licensed Patents” means:

(a) U.S. Patent No. 6,211,229 (together with all reissues, reexaminations and patent and regulatory extensions thereof, “the ‘229 patent”) together with all continuations, continuations-in-part or divisionals; and

(b) U.S. Patent No. 7,915,307 (together with all reissues, reexaminations and patent and regulatory extensions thereof, “the ‘307 patent”); together with all continuations, continuations-in-part or divisionals.

1.12 “Licensed Territory” means the United States of America, and its territories, districts and possessions, including the Commonwealth of Puerto Rico.

1.13 “Licensed Third Party Generic Product” means a Generic Product that is manufactured, used, sold, offered for sale or distributed by a Third Party under license, other agreement or pursuant to a covenant not to sue from Somaxon pursuant to an ANDA referencing the Somaxon NDA.

1.14 “Net Sales” means, with respect to the Par Generic Products for any period, the total gross sales (i.e., the number of units shipped times the invoiced price per unit) invoiced by Par and its Affiliates for the sale of the Par Generic Products in the Licensed Territory during such period (“Gross Sales”), less all applicable deductions, to the extent actually accrued, paid or allowed in the ordinary course of business, and to the extent they are in accordance with generally accepted accounting principles consistently applied. By way of example only, such deductions include, where applicable, but are not limited to:

(a) Cash discounts, quantity discounts, promotional discounts, stocking or other promotional allowances;

(b) Chargebacks, rebates, administrative fees, and other customary credits and allowances;

(c) Discounts, rebates or other payments required by law to be made under Medicaid, Medicare, or other governmental special medical assistance programs;

(d) Retroactive price adjustments;

(e) Allowances or credits to customers by reason of rejection, damages or return of goods, withdrawal, recall, or because of retroactive price adjustments justified by trade practices;

(f) Redistribution center (FDC) fees, information service agreement (ISA) fees, and other administrative fees that are standard and customary in the industry and related to the sale of the Par Generic Products to customers;

(g) Sales and excise taxes, customs and any other taxes, all to the extent added to the sale price and paid by Par or its Affiliates and not refundable in accordance with applicable law (but not including taxes assessed against the income derived from such sale); and

(h) Freight, insurance and other transportation charges to the extent added to the sale price and set forth separately as such in the total amount invoiced.

The foregoing deductions from Gross Sales shall only be deducted once and only to the extent not otherwise deducted from Gross Sales. For the avoidance of doubt, sales of Par Generic Products between or among Par and its Affiliates for resale shall not be included within Net Sales for such product; provided, however, that any subsequent sale of such Par Generic Products by Par or such Affiliates to a Third Party, or any other payment received by Par or its Affiliates from such Third Parties relating to, as applicable, the Par Generic Products shall be included within Net Sales. For the avoidance of doubt, Net Sales as calculated for the purposes of this Agreement shall be consistent with Net Sales as calculated for and included in Par’s financial statements contained in its periodic reports with the U.S. Securities and Exchange Commission.

1.15 “Orange Book” means the publication titled “Approved Drug Products with Therapeutic Equivalence Evaluations,” in electronic or hard copy form, maintained by the FDA, including all supplements thereto.

1.16 “Par Generic Product” means a Generic Product that is manufactured or marketed under the Par ANDA.

1.17 “Paragraph IV Notice Letter” means a written notice including any “patent certification” filed in the United States under 21 U.S.C. §355(j)(2)(A)(vii)(IV).

1.18 “Person” means any individual, partnership, association, corporation, limited liability company, trust, governmental authority or other legal person or entity.

1.19 “Royalty Period” means, on a dosage strength-by-dosage strength basis, the period beginning on the applicable Entry Date and ending when every claim in the Licensed Patents and the Covenant Patents, if any, has expired or been held unenforceable or invalid pursuant to a Final Decision.

1.20 “Third Party” means a Person other than the Parties or any of their Affiliates.

1.21 “Trademark” means the trademark SILENOR®

2. DISMISSAL AND RELATED FILINGS

2.1 Termination of Litigation.

(a) On or before the third (3rd) Business Day after the Execution Date, Plaintiffs and Defendants shall file with the District Court a stipulated consent judgment and joint motion to dismiss the Litigation, substantially in the form attached as Exhibit A (the “Consent Judgment and Dismissal”), with each Party to bear its own fees and costs.

(b) The provisions of Sections 1 (to the extent necessary to interpret the other sections listed in this Section 2.1(b)), 2, 8, 9, and 12 of this Agreement shall become effective upon the Execution Date, while the remaining provisions of this Agreement shall become effective upon the Effective Date.

2.2 FTC/DOJ Filings.

(a) Within ten (10) days following the Execution Date, the Parties shall file with the U.S. Federal Trade Commission, Bureau of Competition (“FTC”) and the Antitrust Division of the U.S. Department of Justice (“DOJ”) this Agreement and any notifications to be filed pursuant to Title XI of the Medicare Prescription Drug Improvement and Modernization Act (Subtitle B — Federal Trade Commission Review) and any other applicable law. The Parties shall make additional timely filings as required by law.

(b) The Parties shall use all commercially reasonable efforts to coordinate the foregoing filings and any responses thereto, to make such filings promptly and in good faith and to respond promptly and in good faith to any requests for additional information made by either of such agencies, and to coordinate any necessary or desirable joint presentations. Each Party reserves the right to communicate with the FTC or DOJ regarding such filings as it believes appropriate. Each Party shall keep the other Party reasonably informed of such communications and unless required by applicable law shall not disclose any confidential information of the other Party without such other Party’s consent, which will not be unreasonably withheld or delayed.

3. RELEASE OF CLAIMS

3.1 In settlement of the Litigation, and in consideration of the releases, representations, warranties and covenants contained in this Agreement, as of the Effective Date, each Party and its respective parents, subsidiaries and Affiliates, on behalf of themselves and their respective predecessors, successors, administrators, attorneys, assigns, agents, officers, employees, shareholders, directors, representatives and all other Persons claiming by, through and under them, do fully, finally and forever release, relinquish, acquit and discharge the other Party and each of its respective parents, subsidiaries and Affiliates, on behalf of themselves and their respective predecessors, successors, administrators, attorneys, assigns, agents, officers, employees, shareholders, directors and representatives (collectively, the “Releasees”), from any and all claims, demands, damages, liabilities, obligations, and causes of action accruing prior to the Effective Date (including costs, expenses and attorneys’ fees), that were or could have been filed in the Litigation, whether known or unknown, to the extent arising out of, related to, or in connection with: (a) the Litigation, (b) the Par ANDA or its filing, or (c) the Par Generic Products.

3.2 Each Party hereby expressly waives any and all provisions, rights and benefits conferred by §1542 of the California Civil Code, or by any law of the United States or principle of common law that is similar, comparable or equivalent to §1542 of the California Civil Code, with respect to the matters released in this Section 3. §1542 of the California Civil Code provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

3.3 Each Party represents, warrants and covenants that it has not, prior to the Effective Date, assigned or transferred, and will not assign or otherwise transfer, to any Person any matters released by such Party as set forth in this Section 3 (except that the foregoing shall not prohibit an assignment of this Agreement pursuant to Section 12.3), and such Party agrees to indemnify and hold harmless the other Party and its Releasees from and against all such released matters arising from any such alleged or actual assignment or transfer.

3.4 For the sake of clarity, this Section 3 shall not prevent or impair the right of a Party to bring a proceeding in court or any other forum for a breach of this Agreement or any representation, warranty or covenant herein.

4. ADMISSIONS

4.1 Solely as related to the Par Generic Products subject to this Agreement and for no other purpose, Par, on behalf of itself and its Affiliates, acknowledges and agrees that all asserted claims of the Licensed Patents: (a) would be infringed by the making, having made, use, offer for sale or sale in, or importation into, the Licensed Territory of Par Generic Products other than as permitted by this Agreement; and (b) are valid and enforceable.

4.2 Par, on behalf of itself and its Affiliates, agrees not to, and to cause each of its Affiliates not to (i) oppose or challenge the validity or enforceability of the Licensed Patents or the Covenant Patents, or aid or assist any third party in challenging, opposing or causing to be challenged, directly or indirectly, the validity or enforceability of the Licensed Patents or the Covenant Patents in the United States Patent and Trademark Office; (ii) oppose or challenge the validity or enforceability of the Ex-US Manufacturing Patents in the patent office of the relevant country or in any litigation pertaining to a 3 mg doxepin hydrochloride prescription product or a 6 mg doxepin hydrochloride prescription product, or aid or assist any third party in challenging, opposing or causing to be challenged, directly or indirectly, the validity or enforceability of the Ex-US Manufacturing Patents in the patent office of the relevant country or in any litigation pertaining to a 3 mg doxepin hydrochloride prescription product or a 6 mg doxepin hydrochloride prescription product; (iii) oppose or challenge the validity or enforceability of, or assert any other claim or defense in patent litigation concerning, the Licensed Patents or

Covenant Patents in any litigation pertaining to a 3 mg doxepin hydrochloride prescription product or a 6 mg doxepin hydrochloride prescription product, or (iv) aid or assist any third party in challenging, opposing or causing to be challenged, directly or indirectly, the validity or enforceability of, or asserting any other claim or defense against the enforcement of, the Licensed Patents or Covenant Patents in any litigation pertaining to a 3 mg doxepin hydrochloride prescription product or a 6 mg doxepin hydrochloride prescription product. For the avoidance of doubt, nothing in this Section 4.2 applies to any patent litigation pertaining to a doxepin hydrochloride prescription product at a strength other than 3 mg and 6 mg, or an over-the-counter (“OTC”) version of a doxepin hydrochloride product.

4.3 Par hereby waives, on behalf of itself and its Affiliates, any and all invalidity and unenforceability defenses in any future litigation, arbitration or other proceeding with respect to the Licensed Patents insofar as the defenses pertain to a 3 mg doxepin hydrochloride prescription product and a 6 mg doxepin hydrochloride prescription product. For the avoidance of doubt, nothing in this Section 4.3 applies to any litigation, arbitration or other proceeding with respect to the Licensed Patents pertaining to a doxepin hydrochloride prescription product at a strength other than 3 mg and 6 mg, or an OTC version of a doxepin hydrochloride product, and nothing herein will prevent Par and its Affiliates from responding to subpoenas from courts or administrative agencies.

5. LICENSE AND RELATED RIGHTS

5.1 Par Commercialization Licenses.

(a) Effective as of the Entry Date, Somaxon grants to Par a royalty bearing, non-exclusive, non-transferable license under the Licensed Patents to make, have made, use, sell, offer for sale and import Par Generic Products solely in the Field to its distributors and customers for ultimate resale by such distributors and customers to consumers solely for use in the Licensed Territory. Par shall include in its agreements with distributors or customers language indicating that Par Generic Products are being provided to them solely for use in the Licensed Territory in the Field. However, Par shall have no duty to police the conduct of its customers.

(b) Par shall have the right to grant a single sublicense to a single Par Affiliate (the “Named Affiliate”), solely for the purposes of manufacturing Par Generic Products solely for import into the Licensed Territory, but shall have no other right to grant sublicenses. Par shall identify to Somaxon in writing the Named Affiliate to which it will grant a sublicense, and the granting of such sublicense shall be subject to Somaxon’s approval, not to be unreasonably withheld, conditioned or delayed. Par may, upon six (6) months’ prior written notice, substitute a different Par Affiliate for the Named Affiliate, subject to Somaxon’s approval, not to be unreasonably withheld, conditioned or delayed. It is the intention of the Parties that there is only a single Named Affiliate at one time.

(c) Upon written request from Par delivered to Somaxon no more than one hundred and twenty (120) days before the Entry Date, Somaxon shall provide to Par no more than sixty (60) days before the Entry Date (or within fifteen (15) days of delivery of Par’s request, whichever is later) written documentation that Par can file with the FDA to inform the FDA of the license and Entry Date to facilitate final approval from the FDA of the Par ANDA.

5.2 Covenants to Par. Solely in connection with making, using, selling, offering to sell or importing the Par Generic Products in the Licensed Territory in the Field in accordance with this Agreement, Plaintiffs (and their respective Affiliates) will not sue, nor authorize, consent, join, support or encourage any Third Party to sue, Par or the Named Affiliate, or its (or their) customers, suppliers, and distributors for infringement of the Covenant Patents.

5.3 Covenant to Plaintiffs.

(a) In return for Plaintiff’s grant of the license and other rights and covenants in Sections 5.1 and 5.2, Par, on behalf of itself and its Affiliates, agrees not to make, have made, offer for sale, sell, market or import a Generic Product in or for the Licensed Territory prior to the Entry Date, except that Par may engage in the limited activity permitted under Section 5.3(c).

(b) Par shall maintain the Par ANDA throughout the term of this Agreement. Except in accordance with Section 12.3, Par shall not transfer or assign, or otherwise grant any Affiliate or Third Party any rights in, to or under the Par ANDA, and Par shall not assist any Affiliate or Third Party, directly or indirectly, to file or obtain an ANDA for a Generic Product.

(c) Notwithstanding the foregoing, Par may engage in only the following pre-marketing activities: (i) Par and the Named Affiliate may import and manufacture the Par Generic Products no more than *** in advance of the Entry Date; and (ii) Par and its Affiliates may engage in outreach to potential purchasers to inform them of the Par Products in the Licensed Territory no more than *** in advance of Entry Date. In no event may Par and its Affiliates enter into binding contracts for purchases of the Par Generic Products in advance of the Entry Date.

5.4 Acknowledgement. Par acknowledges that, notwithstanding the definition of the Entry Date, Par may not be able to legally exploit the license and other rights granted pursuant to Sections 5.1 and 5.2 with respect to the Par Generic Products for various reasons outside of Plaintiffs’ control, including lack of regulatory approval for the Par ANDA by the FDA. Par agrees that the Citizen Petition filed by Somaxon with the FDA on October 20, 2011 is deemed to be “outside of Plaintiff’s control” for purposes of this Section 5.4; however, any other petition, request, demand or similar filing by or on behalf of Plaintiffs with any court, agency or administrative body relating to the Silenor Products insofar as such a filing affects FDA approval of Par Generic Products is not “outside of Plaintiff’s control” for purposes of this Section 5.4.

5.5 Retained Rights. Except for the license and other rights granted pursuant to this Agreement, all other rights to any intellectual property or regulatory exclusivities or approvals held by Plaintiffs or any of their Affiliates are hereby retained by Plaintiffs and their Affiliates. For the sake of clarity, this Agreement does not grant to Par or its Affiliates any right to use any corporate names, logos or trademarks (including the Trademark) of any Plaintiff or any of their Affiliates inside or outside the Licensed Territory.

6. ROYALTY PAYMENTS

6.1 With respect to each calendar quarter (or part thereof) during the Royalty Period, on a dosage strength-by-dosage strength basis, Par shall pay Somaxon a royalty of *** of Net Sales with respect to sales of Par Generic Products made during such calendar quarter. Such payments shall be made within forty-five (45) days after the end of each calendar quarter of the Royalty Period.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.2 Payments; True-Up.

(a) Within thirty (30) days after the end of each calendar quarter for which royalties are payable by Par under Section 6.1, Par shall submit to Somaxon a report (the “Quarterly Report”), providing in reasonable detail an accounting of all Net Sales by Par and its Affiliates, including in each case, an accounting of all unit sales of the Par Generic Products, a calculation of the deductions from gross invoice price to Net Sales made during such calendar quarter, the calculation of the applicable royalties under Section 6.1 and a detailed explanation and calculation of any Withholding Taxes levied pursuant to Section 7.3.

(b) The Parties acknowledge that any deductions made in the calculation of Net Sales under Section 1.13 of this Agreement may be based on accruals, which accruals will be compliant with Par’s or its Affiliate’s standard practices for all its pharmaceutical products, consistently applied for all its pharmaceutical products, and in accordance with GAAP consistently applied; provided that such accruals shall be reconciled to actual amounts on a rolling basis as and when known relative to any accrued amount, and any difference between the actual results and the accrual shall be reported and accounted for in the following calendar quarter(s).

(c) Within (1) year after the earlier of the last Royalty Period or the termination or expiration of this Agreement, a final reconciliation shall be performed by Par (and a written report of such reconciliation shall be provided by Par to Somaxon) of the deductions made, pursuant to the definition of Net Sales, and of the amounts payable; provided that such amounts must (a) be based upon reasonable assumptions and (b) be consistent with past accounting practices and in accordance with GAAP consistently applied. The reconciliation shall be based on all actual amounts known as of that date versus prior accruals. Subject to Section 7.4, no further reconciliations shall be made. If any reconciliation between accruals and the actual results shows either an underpayment or an overpayment, the Party having made the underpayment or received the overpayment shall pay the undisputed amount of the difference to the other within thirty (30) days after the date of delivery of the report of such reconciliation.

7. PAYMENT TERMS

7.1 Any payments due pursuant to Sections 6.1 or 6.2(c) shall be made by wire transfer to an account specified by Plaintiffs in writing.

7.2 Any amounts not paid when due under this Agreement shall be subject to interest at the rate of the lesser of one and one-half percent (1.5%) per month or the highest rate permitted under law.

7.3 Par shall be responsible for, and may withhold from payments made to Plaintiffs under this Agreement, any taxes required to be withheld by Par under applicable law. Accordingly, if any such taxes are levied on such payments due hereunder (“Withholding Taxes”), Par shall (a) deduct the Withholding Taxes from the payment amount, (b) pay all applicable Withholding Taxes to the proper taxing authority, and (c) send evidence of the obligation together with proof of tax payment to Plaintiffs within sixty (60) days following such tax payment.

7.4 Par shall maintain its, and its Affiliates’, distributors’, marketing partners’ and agents’ books and records with respect to the Net Revenues for a period of three (3) calendar years after the calendar year to which they relate. Plaintiffs shall have the right to audit such books and records on reasonable advance notice to Par, no more than once per calendar year. If Par has underpaid any amounts hereunder, Par shall pay the relevant amount within thirty (30) days after receipt of the auditor’s report, along with interest as described in Section 7.2. The audit shall be at Plaintiffs’ cost and expense, unless the underpayment exceeds five percent (5%) of the amount owed with respect to any calendar year, in which case Par shall promptly reimburse such costs and expenses.

8. CONFIDENTIALITY

8.1 Each of the Parties shall keep the terms of the Agreement and the underlying settlement confidential, using at least the level of care it uses for its own proprietary information (but no less than reasonable care), and shall not disclose to any Third Party (other than (a) such Party’s financial advisors, legal advisors, and insurers, and (b) parties and their counsel in litigation or anticipated litigation with Plaintiffs over any of the Licensed Patents solely for purposes of disclosing, in connection with settlement negotiations, those provisions herein addressing the relevant Entry Date and/or royalty rate, in each such case subject to appropriate confidentiality protections), except as provided below or as required by law (including disclosures required by the FTC and/or the DOJ).

8.2 No Party shall issue or make any public announcement, press release, or other public disclosure regarding this Agreement or the subject matter or terms of the settlement, except as required by law or the rules of a stock exchange on which the securities of the disclosing Party are listed. In the event a Party is, in the opinion of its counsel, required to make a public disclosure by law or the rules of a stock exchange on which its securities are listed, such Party shall, if permitted by law, submit the proposed disclosure in writing to the other Party a reasonable period prior to disclosure, and such Party shall provide any such comments promptly, but in any case within two (2) Business Days of its receipt of such disclosure.

8.3 Notwithstanding Sections 8.1 and 8.2, Par may communicate with the FDA on a confidential basis prior to the applicable Entry Date concerning the approval of the Par ANDA, and the licenses and waivers provided for herein.

8.4 Par acknowledges that (a) Plaintiffs are currently engaged in ANDA-related patent litigations with various Third Parties concerning the Licensed Patents and may become engaged in future patent litigation concerning infringement of the Licensed Patents and (b) such parties may request a copy of this Agreement in connection with discovery. Notwithstanding Sections 8.1 and 8.2, Par agrees to Plaintiff’s production of this Agreement under the highest level of confidentiality and protection offered in the applicable protective order; provided that Plaintiffs give Par notice of any such discovery request no less than one (1) week in advance of making a disclosure under this Section.

9. REPRESENTATIONS AND WARRANTIES

9.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Execution Date:

(a) it has the corporate power and authority to enter into this Agreement and to perform its obligations and bind its Affiliates to perform their obligations hereunder, and that the person(s) executing this Agreement on behalf of such Party are authorized to do so;

(b) the execution and delivery of this Agreement and the performance of the transactions contemplated hereunder have been duly authorized by all necessary corporate actions of such Party and its Affiliates;

(c) this Agreement has been duly executed and delivered by it and is a binding obligation of it, enforceable against it and its Affiliates in accordance with its terms; and

(d) the execution and delivery of this Agreement and the performance by such Party or its Affiliates of any of its obligations hereunder do not and will not conflict with (i) any judgment of any court or governmental body applicable to such Party or its Affiliates or its respective properties, (ii) any other agreements to which it or its Affiliates may be a party, or (iii) to such Party’s knowledge, any statute, decree, order, rule or regulation of any court or governmental agency or body applicable to such Party, its Affiliates or their respective properties.

9.2 Additional Plaintiff Representations and Warranties. Plaintiffs represent and warrant to Par that they have the authority to grant rights under the Licensed Patents upon the terms set forth in this Agreement.

9.3 Disclaimer of Warranties. Except for those warranties set forth in Sections 3.3, 9.1 and 9.2, no Party makes any warranty, written, oral, express or implied, with respect to this Agreement. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT HEREBY ARE DISCLAIMED BY BOTH PARTIES.

10. INDEMNITIES.

10.1 Indemnity by Defendants. Defendants will, jointly and severally, indemnify and hold harmless Plaintiffs, their respective Affiliates and their or their respective Affiliates’ officers, directors, employees and agents from and against any loss, damage, liability or expense in connection with any and all actions, suits, claims, demands or prosecutions that may be brought or instituted against Plaintiffs or such other indemnitees by Third Parties (including governmental authorities) to the extent based on or relating to (a) any breach by a Defendant of this Agreement; or (b) the manufacture, sale or offering to sell of any Par Generic Product, including any claim for personal injury, property damage, compensatory damages or punitive damages.

10.2 Indemnity by Plaintiffs. Plaintiffs will, jointly and severally, indemnify and hold harmless Defendants, their respective Affiliates and their or their respective Affiliates’ officers, directors, employees and agents from and against any loss, damage, liability or expense in connection with any and all actions, suits, claims, demands, or prosecutions that may be brought or instituted against Defendants or such other indemnitees by Third Parties (including governmental authorities) to the extent based on or relating to (a) any breach by a Plaintiff of this Agreement, or (b) the manufacture, sale or offering to sell of any Silenor Product, including any claim for personal injury, property damage, compensatory damages or punitive damages.

10.3 Indemnification Procedures. A Person seeking indemnification under this Agreement shall provide prompt written notice to the indemnifying Party (and, in any event, within five (5) Business Days) of the assertion of any claim against such Party as to which indemnity is to be requested hereunder; provided, however, that any delay or failure to provide such notice shall not relieve the indemnifying Party of its indemnity obligations unless, and solely to the extent that, such delay or failure to notify materially prejudices the indemnifying Party’s ability to defend such claims. The indemnifying Party shall have sole control over, and shall assume all expenses with respect to, the defense, settlement, adjustment or compromise of any claim as to which this Section 10 requires it to indemnify the other, provided that: (a) the indemnified Person may, if it so desires, employ counsel at its own expense to participate and assist in the handling of such claim; and (b) the indemnifying Party shall obtain the prior written approval of the indemnified Person, which shall not be unreasonably withheld, before entering into any settlement, adjustment or compromise of such claim or ceasing to defend against such claim if doing so would: (i) impose an injunction and/or any financial obligations upon the indemnified Person; or (ii) result in an admission of wrongdoing by the indemnified Person.

11. BREACH OF THE AGREEMENT

11.1 Each Party acknowledges and agrees that the restrictions and other terms and conditions set forth in this Agreement regarding the manufacture, having manufactured, use, sale, offer for sale or importation of Par Generic Products by Par are reasonable and necessary to protect the respective legitimate interests of Plaintiffs, and that, in the event of a material breach or threatened material breach of those restrictions or other terms or conditions of this Agreement by any Defendant, any Plaintiff shall have the right to seek from any court of competent jurisdiction injunctive relief, whether temporary, preliminary, or permanent, or specific performance, which rights shall be cumulative and in addition to any other rights or remedies to which such Plaintiff may be entitled in law or equity.

11.2 Either Party (which, for this purpose, means Plaintiffs or Defendants, as applicable, acting jointly) may terminate this Agreement in the event of a material breach by another Party (which, for this purpose, means any Defendant, if Plaintiffs were to terminate, or any Plaintiff, if Defendants were to terminate), which breach remains uncured for a period of sixty (60) days after notice thereof is given to such other Party; provided, however, that Plaintiffs may terminate this Agreement immediately on written notice if Par breaches Sections 4.2, 5.1(b), 5.3(a), 5.3(b) or 5.3(c).

11.3 Nothing in this Agreement is intended, or shall be construed, to limit the Parties’ rights to equitable relief or any other remedy for a breach of any provision of this Agreement.

12. GENERAL PROVISIONS

12.1 Entire Agreement. This Agreement (which includes Exhibit A attached hereto) constitute the final, complete and exclusive statement of the terms of the agreement among the Parties pertaining to the subject matter covered herein and therein and the settlement of the Litigation between the Parties and supersedes all prior and contemporaneous understandings or agreements of the Parties. No Party has been induced to enter into this Agreement by, nor is any Party relying on, any representation or warranty outside those expressly set forth in this Agreement

12.2 Governing Law and Dispute Resolution. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of Delaware, without giving effect to choice of law principles. Any judicial proceedings related to disputes arising from or in connection with this Agreement shall be initiated exclusively in the District Court (or should there be no subject matter jurisdiction, then in another court of competent jurisdiction in Delaware), which shall be deemed to be the appropriate forum to hear the dispute.

12.3 Assignment. No Party will assign this Agreement or any part hereof or any interest herein (whether by operation of law or otherwise) to any Person without the written approval of the other Party; provided, however, that any Party may assign this Agreement without such consent (and, if Par so assigns this Agreement, it must assign the Par ANDA to the assignee of this Agreement) (a) to any Affiliate of such assigning Party (for as long as such assignee remains an Affiliate of such Party); or (b) to any successor entity in the case of its merger, consolidation or change in control, or a sale of all or substantially all of its assets related to this Agreement. No assignment will be valid unless the permitted assignee assumes all obligations of its assignor under this Agreement. No assignment will relieve any assigning Party of responsibility for the performance of its obligations hereunder. Any purported assignment in violation of this Section 12.3 will be void.

12.4 Severability. Except as otherwise expressly provided herein, if any provision of this Agreement or the application thereof will, to any extent, be held to be invalid or unenforceable, then (a) the remainder of this Agreement, or the application of such provision to provision of this Agreement or the application thereof will, to any extent, be held to be invalid or unenforceable, then (a) the remainder of this Agreement, or the application of such provision to circumstances other than those as to which it is held invalid or unenforceable, will not be affected thereby and each provision of this Agreement will be valid and enforceable to the fullest extent permitted by applicable law, and (b) the Parties covenant and agree to renegotiate any such provision in good faith in order to provide a reasonably acceptable alternative to such provision, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

12.5 Independent Contractors. No Party shall be deemed to be an agent, joint venturer or partner of the other.

12.6 Amendments. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

12.7 Waiver. None of the provisions of this Agreement will be considered waived by any Party unless such waiver is agreed to, in writing, by authorized agents of such Party. The failure of a Party to insist upon strict conformance to any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law will not be deemed a waiver of any rights of any Party.

12.8 Counterparts and Facsimile Signatures. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures provided by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail shall be deemed to be original signatures.

12.9 Construction.

(a) This Agreement has been jointly negotiated and drafted by the Parties through their respective counsel and no provision shall be construed or interpreted for or against any of the Parties on the basis that such provision, or any other provision, or the Agreement as a whole, was purportedly drafted by a particular Party.

(b) The word “including” or any variation thereof means “including without limitation” or any variation thereof and shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it.

(c) The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

12.10 Inurement. This Agreement shall be binding upon and inure solely to the benefit of the Parties, their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person(s) (other than the Releasees under Section 3.1 and the indemnitees under Sections 10.1 and 10.2) any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

12.11 Notices. Any notice required or permitted to be given or sent under this Agreement shall be in writing and hand delivered or sent by express delivery service or certified or registered mail, postage prepaid, to the receiving Party at the addresses indicated below.

If to Plaintiffs, to:	Somaxon Pharmaceuticals, Inc.
10935 Vista Sorrento Parkway, Suite 250
San Diego, CA 92130
Attn: General Counsel

And

ProCom One, Inc.
100 E. San Antonio, Ste 201
San Marcos TX 78666
Attn: President

with copies to:	Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attn: David Manspeizer

If to Par, to:	Par Pharmaceutical Companies, Inc.
300 Tice Boulevard
Woodcliff Lake, NJ 07677
Attn: General Counsel

with copies to:	Arent Fox LLP
1050 Connecticut Avenue NW
Suite 600
Washington, DC 20036
Attn: Richard Berman

Any such notice shall be deemed to be effective on delivery, if delivery is confirmed by the delivery service. A Party may change its address by giving the other Parties written notice, delivered in accordance with this Section 12.11.

SIGNATURES FOLLOW ON NEXT PAGE

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

SOMAXON PHARMACEUTICALS, INC.	PAR PHARMACEUTICAL, INC.

By: /s/ Richard W. Pascoe	By: /s/ Thomas J. Haughey

Name: Richard W. Pascoe	Name: Thomas J. Haughey

Title: President and CEO	Title: President

PROCOM ONE, INC.	PAR PHARMACEUTICAL COMPANIES, INC.

By: /s/ Terrell A. Cobb	By: /s/ Thomas J. Haughey

Name: Terrell A. Cobb	Name: Thomas J. Haughey

Title: President	Title: President

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EXHIBIT A

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF DELAWARE

)
SOMAXON PHARMACEUTICALS, INC. and PROCOM ONE, INC.,	)
)
)
Plaintiffs,	)	No. 10-cv-1100 (RGA) (MPT)
	)	(Consolidated)
v.	)
)
ACTAVIS ELIZABETH LLC, et al.,	)
)
Defendants and Counterclaim-Plaintiffs.	)
)
)

CONSENT JUDGMENT

The Court, upon the consent and request of Plaintiffs Somaxon Pharmaceuticals, Inc. and ProCom One, Inc. (collectively, “Plaintiffs”) and Defendants Par Pharmaceutical, Inc. and Par Pharmaceutical Companies, Inc. (collectively “Par”), hereby Finds:

(1) Plaintiffs have charged Par with infringement of U.S. Patent Nos. 6,211,229 (the “’229 patent”) and 7,915,307 (the “’307 patent”) in connection with Par’s submission to the U.S. Food and Drug Administration (“FDA”) of Abbreviated New Drug Application (“ANDA”) No. 202-510 seeking approval to engage in the commercial manufacture, use, and/or sale of a 3 mg doxepin hydrochloride product and a 6 mg doxepin hydrochloride product (collectively, the “Par ANDA Products”).

(2) Par has asserted certain affirmative defenses and counterclaims in the Litigation;

(3) The Parties have agreed to resolve their disputes relating to the Litigation through a Settlement and License Agreement entered into between the parties, dated June     , 2012 (the “Agreement”), in order to avoid further litigation and the attendant risk, associated fees, costs and expenses thereof; and

(4) As a result of the Agreement there will be an opportunity for pro-competitive generic competition for doxepin hydrochloride products for human use, which competition otherwise may not have existed until the expiration of the Licensed Patents and any applicable period of exclusivity;

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ORDER

Accordingly, upon the consent and request of the Parties, IT IS HEREBY ORDERED, ADJUDGED AND DECREED THAT:

a) The parties’ claims, counterclaims, and defenses with respect to the ’229 and ’307 patents are hereby dismissed without prejudice;

b) Par, its officers, agents, servants, employees and attorneys, and those persons in active concert or participation with them who receive actual notice of this Order by personal service or otherwise, are hereby enjoined from manufacturing, using, offering to sell and selling within the United States, and importing into the United States, the Par ANDA Products during the life of the ’229 and ’307 patents, including any extensions and pediatric exclusivities, except to the extent permitted by the Settlement and License Agreement dated July     , 2012, and any subsidiary agreements entered into between the parties.

c) This Order shall finally resolve the Action between the Parties, and the Parties each expressly waive any right to appeal or otherwise move for relief from this Order;

d) This Court retains jurisdiction over the Parties for purposes of enforcing this Order;

e) Each Party shall bear its own fees and costs in connection with the Action, including attorney fees;

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[ ]	[ ]

Attorneys for Plaintiffs Somaxon Pharmaceuticals, Inc. and ProCom One, Inc.	Attorneys for Defendants Par Pharmaceutical, Inc. and Par Pharmaceutical Companies, Inc.

Dated: July     , 2012

SO ORDERED:

This      day of             , 2012.

HON. [ ]
UNITED STATES DISTRICT JUDGE

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